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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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We hereby consent to the inclusion in this Registration Statement of Keynote
Series Account on Form N-4 of our reports dated February 28, 2007, relating to the financial statements and financial highlights of Keynote Series Account and Diversified Investors Portfolios, which appear in the 2006 Annual Report of Pension Investment Options - Keynote Series Account. We also consent to the inclusion of our report dated April 9, 2007 relating to the consolidated financial statements of MONY Life Insurance Company and Subsidiaries. We also consent to the references to us under the headings "Experts" and "Independent Registered Public Accounting Firm" in such Registration Statement.




PricewaterhouseCoopers LLP

New York, New York
April 26, 2007